Comments by Auditors for U.S. Readers on Canada – United States Reporting Differences

In the United States, reporting standards for auditors require the addition of an explanatory paragraph (following the opinion paragraph) when the financial statements are affected by conditions and events that cast substantial doubt on the Company’s ability to continue as a going concern, such as those described in Note 1 to the consolidated financial statements.  Our report to the shareholders is expressed in accordance with Canadian reporting standards which do not permit a reference to such events and conditions in the auditors report when they are adequately disclosed in the financial statements.  Canadian generally accepted accounting principles vary in certain significant respects from accounting principles generally accepted in the United States. Application of accounting principles generally accepted in the United States would have affected results of operations for each of the years in the three year period ended September 30, 2006 and assets, liabilities and shareholders’ equity as at September 30, 2006, 2005, and 2004 to the extent summarized in note 11 to the consolidated financial statements.

“MacKay LLP”

Vancouver, Canada

April 10, 2007

Chartered Accountants

mackay.ca refers to the Canadian firm MacKay LLP